PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces Third Quarter 2022 Results
•Estimated combined risk-based capital ("RBC") ratio between 450% and 470%; holding company liquid assets of $1.1 billion
•The company repurchased $447 million of its common stock year-to-date through November 3, 2022
•Annuity sales increased 58% over the third quarter of 2021 and 50% sequentially
•Life sales decreased 30% over the third quarter of 2021 and were flat sequentially
•Third quarter 2022 net loss available to shareholders of $702 million, or $9.82 per diluted share
•Third quarter 2022 adjusted loss, less notable items*, of $3 million, or $0.04 per diluted share

CHARLOTTE, NC, November 7, 2022 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Results
The company reported a net loss available to shareholders of $702 million in the third quarter of 2022, or $9.82 per diluted share, compared with net income available to shareholders of $361 million in the third quarter of 2021. During the quarter, as a result of market performance, the value of our hedges decreased, as expected. Due to being accounted for as insurance liabilities as required under U.S. GAAP accounting, certain corresponding liabilities are less sensitive to market movements and, therefore, did not fully offset the decrease in the value of our hedges.

Additionally, in the third quarter of 2022, the company completed its annual actuarial review where it reviews its long-term assumptions. As part of this review, the company increased its long-term mean reversion interest rate assumption for the 10-year U.S. Treasury from 3.00% to 3.50%. As a result of the 2022 annual actuarial review, the net favorable impact to net income was $4 million, compared with a net unfavorable impact of $116 million as a result of the 2021 annual actuarial review.

The company ended the third quarter of 2022 with common stockholders' equity ("book value") of $4.1 billion, or $58.73 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $10.8 billion, or $153.47 per common share.

For the third quarter of 2022, the company reported adjusted earnings* of $97 million, or $1.35 per diluted share, compared with adjusted earnings of $450 million, or $5.41 per diluted share, in the third quarter of 2021.
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* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the Third Quarter 2022 Brighthouse Financial, Inc. Financial Supplement and/or the Third Quarter 2022 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings for the quarter reflected $100 million of net favorable notable items, or $1.39 per diluted share, including:
•$117 million net favorable impact related to actuarial items, including the annual actuarial review, and
•$17 million unfavorable impact for establishment costs related to planned technology and other expenses associated with the company's separation from its former parent company.

Corporate expenses in the third quarter of 2022 were $217 million, up from $201 million in the second quarter of 2022, both on a pre-tax basis.
Annuity sales increased 58% quarter-over-quarter and 50% sequentially, driven by fixed deferred annuities. Life sales decreased 30% quarter-over-quarter and were flat sequentially, as a result of the recent macroeconomic headwinds.

During the third quarter of 2022, the company repurchased $136 million of its common stock, with an additional $52 million of its common stock repurchased, on a trade date basis, through November 3, 2022.

"In the third quarter of 2022, Brighthouse Financial maintained balance sheet strength, reported strong annuity sales and returned additional capital to shareholders through repurchasing more of our common stock, reflecting the continued execution of our focused strategy," said Eric Steigerwalt, president and CEO, Brighthouse Financial. "Regarding our sales results, I could not be prouder of our record annuity sales of $3.7 billion, as our strong and diverse product suite continues to meet the evolving needs of our clients."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	September 30, 2022		September 30, 2021
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(702)	$(9.82)	$361	$4.34
Adjusted earnings (1)	$97	$1.35	$450	$5.41
Adjusted earnings, less notable items (1)	$(3)	$(0.04)	$514	$6.17
Weighted average common shares outstanding - diluted (1)	71,959,380	N/A	83,244,987	N/A

Book value	$4,115	$58.73	$14,671	$181.23
Book value, excluding AOCI	$10,752	$153.47	$10,381	$128.24
Ending common shares outstanding	70,060,560	N/A	80,952,682	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS	September 30, 2022	June 30, 2022	September 30, 2021
Annuities	$125	$204	$385
Life (1)	$(7)	$23	$110
Run-off (1)	$(21)	$(164)	$38
Corporate & Other (1)	$—	$(39)	$(83)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Annuities (1)	$3,721	$2,486	$2,362
Life	$19	$19	$27

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $213 million for the third quarter of 2022, $206 million for the second quarter of 2022 and $198 million for the third quarter of 2021.
Annuities
Adjusted earnings in the Annuities segment were $125 million in the current quarter, compared with adjusted earnings of $385 million in the third quarter of 2021 and adjusted earnings of $204 million in the second quarter of 2022.
The current quarter included a $45 million unfavorable notable item and the third quarter of 2021 included a $42 million favorable notable item, both related to the annual actuarial review completed in the respective quarters. The second quarter of 2022 included a $14 million unfavorable notable item related to Shield Level annuities model refinements.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect lower fees, higher reserves and higher deferred acquisition costs ("DAC") amortization, partially offset by lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect lower fees and higher reserves, partially offset by lower DAC amortization.
As mentioned above, annuity sales increased 58% quarter-over-quarter and 50% sequentially, driven by fixed deferred annuities.
Life
The Life segment had an adjusted loss of $7 million in the current quarter, compared with adjusted earnings of $110 million in the third quarter of 2021 and adjusted earnings of $23 million in the second quarter of 2022.
The current quarter included a $5 million unfavorable notable item and the third quarter of 2021 included a $3 million favorable notable item, both related to the annual actuarial review completed in the respective quarters. The second quarter of 2022 included a $2 million unfavorable item related to new reinsurance agreements.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects lower net investment income and a lower underwriting margin. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income and higher expenses, partially offset by lower DAC amortization.
As mentioned above, life sales decreased 30% quarter-over-quarter and were flat sequentially, as a result of the recent macroeconomic headwinds.
Run-off
The Run-off segment had an adjusted loss of $21 million in the current quarter, compared with adjusted earnings of $38 million in the third quarter of 2021 and an adjusted loss of $164 million in the second quarter of 2022.
The current quarter included a $128 million favorable notable item and the third quarter of 2021 included an $89 million unfavorable notable item, both related to the annual actuarial review completed in the respective quarters. The second quarter of 2022 included $198 million of unfavorable notable items related to a settlement of a reinsurance matter, as well as new reinsurance agreements.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects lower net investment income and a lower underwriting margin. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income, a lower underwriting margin and higher expenses.
Corporate & Other
Corporate & Other had breakeven adjusted earnings in the current quarter, compared with an adjusted loss of $83 million in the third quarter of 2021 and an adjusted loss of $39 million in the second quarter of 2022.
The current quarter included $22 million of net favorable notable items related to an actuarial item, partially offset by establishment costs. The third quarter of 2021 included a $20 million unfavorable notable item and the second quarter of 2022 included a $9 million unfavorable notable item, both related to establishment costs in the respective quarters.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher net investment income. On a sequential basis, the adjusted loss, less notable items, reflects higher net investment income and lower expenses, partially offset by a lower tax benefit.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net investment income	$877	$1,061	$1,281
Adjusted net investment income	$900	$1,070	$1,287
Net Investment Income
Net investment income was $877 million and adjusted net investment income* was $900 million in the current quarter. On a quarter-over-quarter basis, adjusted net investment income decreased $387 million and on a sequential basis decreased $170 million. The quarter-over-quarter and sequential results were primarily driven by lower alternative investment income, partially offset by asset growth.
The net investment income yield was 3.20% during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	September 30, 2022 (1)	June 30, 2022	September 30, 2021
Statutory combined total adjusted capital	$8.0	$8.2	$9.8

(1) Reflects preliminary statutory results as of September 30, 2022.
Capitalization

As of September 30, 2022:
•Statutory combined total adjusted capital(1) ("TAC") decreased to approximately $8.0 billion, primarily due to a reduction in admitted deferred tax assets in the third quarter
•Estimated combined RBC ratio(1) between 450% and 470%, which reflects the above-mentioned decrease in TAC, as well as capital requirements associated with continued growth in new business
•Holding company liquid assets were approximately $1.1 billion

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(1) Reflects preliminary statutory results as of September 30, 2022.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the third quarter of 2022 at 8:00 a.m. Eastern Time on Tuesday, November 8, 2022. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at https://register.vevent.com/register/BIf03c16919949474a8738f2e33b9a119c.

A replay of the conference call will be made available until Friday, November 25, 2022, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2021 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2022.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impact of such strategy on volatility in our profitability measures and negative effects on our statutory capital; material differences from actual outcomes compared to the sensitivities calculated under certain scenarios and sensitivities that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the impact of the ongoing COVID-19 pandemic; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the risks associated with climate change; the adverse impact on liabilities for policyholder claims as a result of extreme mortality events; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geo-political events, military actions or catastrophic events, on our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the impact of events that adversely affect issuers, guarantors or collateral relating to our investments or our derivatives counterparties, on impairments, valuation allowances, reserves, net investment income and changes in unrealized gain or loss positions; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers; the effectiveness of our policies and procedures in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. (“MetLife”) are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements or

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
disagreements regarding MetLife’s or our obligations under our other agreements; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2021, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses);

•Net derivative gains (losses) ("NDGL") except earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•Certain variable annuity GMIB fees ("GMIB Fees").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Amounts associated with benefits related to GMIBs ("GMIB Costs");

•Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets ("Market Value Adjustments"); and

•Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses) and (iii) GMIB Fees and GMIB Costs.

The tax impact of the adjustments discussed above is calculated net of the statutory tax rate, which could differ from our effective tax rate.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income, including Investment Hedge Adjustments.

Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as investment fees and expenses as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses), (ii) the change in total asset requirement at CTE98, net of the change in our variable annuity reserves, and (iii) unrealized gains (losses) associated with our variable annuities and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	September 30, 2022	June 30, 2022	September 30, 2021
Premiums	$162	$167	$193
Universal life and investment-type product policy fees	783	784	881
Net investment income	877	1,061	1,281
Other revenues	121	118	117
Revenues before NIGL and NDGL	1,943	2,130	2,472
Net investment gains (losses)	(45)	(66)	(16)
Net derivative gains (losses)	(416)	1,733	56
Total revenues	$1,482	$3,797	$2,512

Expenses
Policyholder benefits and claims	$1,246	$1,108	$1,112
Interest credited to policyholder account balances	430	319	413
Amortization of DAC and VOBA	179	566	(82)
Interest expense on debt	38	38	41
Other expenses	457	553	538
Total expenses	2,350	2,584	2,022
Income (loss) before provision for income tax	(868)	1,213	490
Provision for income tax expense (benefit)	(193)	230	105
Net income (loss)	(675)	983	385
Less: Net income (loss) attributable to noncontrolling interests	2	—	2
Net income (loss) attributable to Brighthouse Financial, Inc.	(677)	983	383
Less: Preferred stock dividends	25	26	22
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(702)	$957	$361

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	September 30, 2022	June 30, 2022	September 30, 2021
Investments:
Fixed maturity securities available-for-sale	$75,271	$78,606	$87,074
Equity securities	100	96	90
Mortgage loans	22,089	21,508	18,267
Policy loans	1,274	1,277	1,264
Limited partnerships and limited liability companies	4,607	4,683	3,959
Short-term investments	1,130	920	1,892
Other invested assets	4,033	3,345	2,774
Total investments	108,504	110,435	115,320
Cash and cash equivalents	4,793	5,071	4,108
Accrued investment income	909	852	764
Reinsurance recoverables	17,116	15,649	15,339
Premiums and other receivables	761	993	959
DAC and VOBA	5,639	5,434	5,356
Current income tax recoverable	18	18	—
Deferred income tax asset	1,619	471	—
Other assets	446	445	484
Separate account assets	81,836	88,843	112,361
Total assets	$221,641	$228,211	$254,691
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$41,786	$41,142	$43,795
Policyholder account balances	71,323	68,293	63,748
Other policy-related balances	3,364	3,273	3,406
Payables for collateral under securities loaned and other transactions	6,532	6,675	5,639
Long-term debt	3,156	3,157	3,436
Current income tax payable	—	—	148
Deferred income tax liability	—	—	1,120
Other liabilities	7,765	6,572	4,942
Separate account liabilities	81,836	88,843	112,361
Total liabilities	215,762	217,955	238,595
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	14,095	14,113	13,830
Retained earnings (deficit)	304	981	(705)
Treasury stock	(1,949)	(1,813)	(1,385)
Accumulated other comprehensive income (loss)	(6,637)	(3,091)	4,290
Total Brighthouse Financial, Inc.’s stockholders’ equity	5,814	10,191	16,031
Noncontrolling interests	65	65	65
Total equity	5,879	10,256	16,096
Total liabilities and equity	$221,641	$228,211	$254,691

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	September 30, 2022	June 30, 2022	September 30, 2021
Net income (loss) available to shareholders	$(702)	$957	$361
Less: Net investment gains (losses)	(45)	(66)	(16)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(439)	1,724	50
Less: GMIB Fees and GMIB Costs	(336)	(136)	(83)
Less: Amortization of DAC and VOBA	(212)	(371)	(64)
Less: Market value adjustments and other	21	31	2
Less: Provision for income tax (expense) benefit on reconciling adjustments	212	(249)	22
Adjusted earnings	97	24	450
Less: Notable items	100	(223)	(64)
Adjusted earnings, less notable items	$(3)	$247	$514

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(9.82)	$12.77	$4.34
Less: Net investment gains (losses)	(0.63)	(0.88)	(0.19)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(6.14)	23.00	0.60
Less: GMIB Fees and GMIB Costs	(4.70)	(1.81)	(1.00)
Less: Amortization of DAC and VOBA	(2.96)	(4.95)	(0.77)
Less: Market value adjustments and other	0.29	0.41	0.02
Less: Provision for income tax (expense) benefit on reconciling adjustments	2.96	(3.32)	0.26
Less: Impact of inclusion of dilutive shares	0.01	—	—
Adjusted earnings per common share	1.35	0.33	5.41
Less: Notable items	1.39	(2.97)	(0.77)
Adjusted earnings, less notable items per common share	$(0.04)	$3.29	$6.17

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	September 30, 2022	June 30, 2022	September 30, 2021
Net investment income	$877	$1,061	$1,281
Less: Investment hedge adjustments	(23)	(9)	(6)
Adjusted net investment income	$900	$1,070	$1,287

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	September 30, 2022	June 30, 2022	September 30, 2021
Actuarial items and other insurance adjustments	$(117)	$214	$44
Establishment costs	17	9	20
Total notable items (1)	$(100)	$223	$64

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$45	$14	$(42)
Life	5	2	(3)
Run-off	(128)	198	89
Corporate & Other	(22)	9	20
Total notable items (1)	$(100)	$223	$64

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.